Exhibit 10.4(a)

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 16, 2020 by and between Libby Wadle (“Executive”) and Chinos Holdings, Inc. (to be renamed Madewell Group, Inc. prior to the Effective Date as defined below) (the “Company”).

WHEREAS, Executive served as President and Chief Executive Officer, Madewell Brand of J. Crew Group, Inc. (“J. Crew”) pursuant to the terms of an employment agreement between J. Crew and Executive dated as of November 28, 2011 (the “J. Crew Agreement”);

WHEREAS, Executive became an employee of the Company effective January 1, 2020, pursuant to the terms under the J. Crew Agreement; and

WHEREAS, the parties hereto and J. Crew desire that, contingent upon the closing of the proposed initial public offering of the Company’s common stock, as described in the Company’s Form S-1 originally filed with the Securities Exchange Commission on September 13, 2019 (the “Madewell IPO”), Executive will become the Chief Executive Officer of the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. Contingent upon the occurrence of the Madewell IPO and subject to the terms and conditions of this Agreement, Executive shall be employed by the Company on an at-will basis for a period commencing on the closing date of the Madewell IPO (the “Effective Date”) and ending on the date such employment is terminated pursuant to Section 7 of this Agreement. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2. Position and Duties. Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and shall have such duties, authorities and responsibilities as are consistent with such position under the Bylaws of the Company, and as the Board may reasonably specify from time to time. As of the Effective Date, Executive shall be appointed as a member of the Board. Thereafter, during the Term, the Executive shall be nominated for re-election as a member of the Board at the expiration of the then-current term. Executive shall devote her full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company. Notwithstanding the foregoing, Executive shall not be prohibited from managing Executive’s personal investments (so long as such investments are of a passive nature), engaging in charitable or civic activities, or participating on boards of directors of for-profit organizations or similar bodies of non-profit organizations, provided that such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder, create a fiduciary conflict, or result in a violation of Section 11 of this Agreement. If requested, Executive shall serve as a member of the Board and shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any subsidiary of the Company without additional compensation.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $1,000,000.00, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Such base salary may be increased, but not decreased, during the Term, in the discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Incentive Compensation.

(a) Annual Bonus. With respect to each fiscal year of the Company commencing during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”), with a target amount equal to one hundred twenty five percent (125%) of the Base Salary (the “Target Bonus”), based upon the achievement of performance targets established by the Board (or a committee thereof) in its discretion. The Annual Bonus shall be subject to the terms of any applicable annual bonus plan that may be adopted by the Company. The Annual Bonus, if any, shall be paid at the same time annual bonuses are paid to other senior executives of the Company generally, and shall be subject to Executive being employed by the Company on the date such Annual Bonus is paid. For fiscal year 2020, Executive shall be eligible to earn an annual bonus for the full fiscal year, to be paid by the Company, calculated on a pro-rata basis with respect to the applicable base salary, target bonus percentage and achievement of performance goals for each of J. Crew and the Company, respectively, for the periods before and after the Effective Date.

(b) Equity Incentive Grants.

(i) Annual Grants. With respect to each fiscal year of the Company commencing during the Term, Executive shall be eligible to receive a long-term incentive equity grant pursuant to an equity incentive plan of the Company (the “Equity Plan”) (each, an “Annual Grant”). The form, target grant date value, vesting and other terms and conditions of each Annual Grant shall be determined by the Board (or a committee thereof) in its discretion, and shall be specified in award agreements issued under the Equity Plan. Notwithstanding the foregoing, with respect to fiscal year 2020, Executive’s Annual Grant shall have a target grant date value of $2,500,000.00, with such value to be determined by the Board (or a committee thereof).

(ii) IPO Grant. As of the Effective Date, Executive shall receive a one-time equity incentive grant under the Equity Plan with a target grant date value of $2,000,000, as determined by the Board (or a committee thereof) in its discretion. Such grant will be comprised of 50% time-based vesting restricted stock units and 50% performance-based vesting restricted stock units, and will be subject to other terms and conditions as determined by the Board (or a committee thereof) consistent with this Agreement, and set forth in an award agreement evidencing such grant.

(iii) Performance Goals. With respect to the performance-based vesting component of the IPO Grant and the Annual Grant for fiscal year 2020, the applicable performance goals will be established by the Board (or a committee thereof) in consultation with Executive and will be generally consistent with the performance goals that are applicable to the awards granted to other executive officers of the Company at such times.

(c) All incentive compensation paid or awarded to Executive shall be subject to repayment conditions under the Company’s clawback policy applicable to executive officers, as may be in effect from time to time.

5. Employee Benefits. During the Term, Executive shall be entitled to participate in the employee benefit plans, including retirement, medical, disability and life insurance, provided by the Company to its senior executives generally and as in effect from time to time (collectively, “Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion. Executive shall be entitled to paid time off benefits in accordance with the Company’s policy, as may be in effect from time to time.

6. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. The Company shall reimburse Executive up to a maximum of $25,000 for the legal fees reasonably incurred in connection with entering into this Agreement.

7. Termination of Employment.

(a) Termination Date. Executive’s employment hereunder shall terminate on the earliest to occur of (i) the date of Executive’s death or Disability, (ii) the date upon which Executive’s employment is terminated by the Company for Cause, upon the date specified in a written notice to Executive, (iii) the date upon which Executive’s employment is terminated by the Company without Cause, upon the date specified in a written notice to Executive, (iv) the date upon which Executive’s employment is terminated by Executive for Good Reason in accordance with Section 8(d) hereof, or (v) the date upon which Executive’s employment is terminated by Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice).

(b) Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason (a “Qualifying Termination”), subject to Section 7(e) of this Agreement, Executive shall be entitled to:

(i) (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary and (ii) reimbursement of expenses under Section 6 of this Agreement, in each case of (i) and (ii), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance); and

(ii) Severance payments and benefits equal to:

(A) The sum of (i) one and one-half (1.5) times Base Salary and (ii) one (1.0) times Target Bonus, in each case, as in effect immediately prior to Executive’s date of termination (ignoring for this purpose any reduction giving rise to Good Reason termination), payable in substantially equal installments in accordance with the Company’s regular payroll schedule during the eighteen (18) months following the date of termination. Notwithstanding the foregoing, if such Qualifying Termination occurs ninety (90) days prior to, or eighteen (18) months following, the effective date of a Change in Control (as defined in the Equity Plan) (a “Change in Control Termination”), the severance amount payable under this Section 7(b)(ii)(A) shall be the sum of (x) two (2.0) times Base Salary and (y) one (1.0) times Target Bonus, in each case, as in effect immediately prior to Executive’s date of termination, payable in a single lump sum on the next regularly scheduled payroll date following the effectiveness of the Release, subject to the last sentence of Section 7(e).

(B) The amount of any earned but unpaid Annual Bonus for any completed fiscal year prior to termination of employment, paid at the same time as annual bonuses are paid to other senior executives of the Company generally.

(C) A lump sum amount equal to the product of (x) the Annual Bonus, if any, that Executive would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes Executive’s termination date had Executive’s employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes Executive’s termination date through such termination date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company (the “Pro-Rata Bonus”).

(D) If Executive timely elects to continue group health insurance coverage for Executive and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and to the extent permitted by applicable law, a cash payment equal to an amount that, after all applicable taxes are paid, is equal to the amount of the monthly COBRA premiums incurred by Executive, payable monthly in accordance with the Company’s payroll practices for a period of (i) twelve (12) months in the event of a Qualifying Termination or (ii) eighteen (18) months in the event of a Change in Control Termination.

(c) Death or Disability. If Executive’s employment is terminated as a result of the death or Disability of Executive, Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 7(b)(i) of this Agreement, and shall also be entitled to receive the following:

(i) the amount of any earned but unpaid Annual Bonus for any completed fiscal year prior to termination of employment, paid at the same time as annual bonuses are paid to other senior executives of the Company generally; and

(ii) the Pro-Rata Bonus.

(d) Other Terminations. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive the payments and benefits described under Section 7(b)(i) of this Agreement, but shall not be entitled to any other severance payments or benefits from the Company, other than as may be provided under any equity incentive grants pursuant to the Equity Plan.

(e) Conditions to Payment. All payments and benefits due to Executive under this Section 7 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims (which shall be substantially consistent with the form attached as Exhibit A hereto) (the “Release”), and such Release is no longer subject to revocation, within sixty (60) days following termination of employment. Failure to timely execute and return such Release or the revocation of such Release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 7(b)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s continued compliance with Section 11 of this Agreement as provided in Section 13 below. Notwithstanding anything set forth herein to the contrary, no severance payments required under this Section 7(b) shall be made until Executive has executed and delivered the Release to the Company and any applicable revocation period has expired; provided, that if the Release delivery and non-revocation period spans two taxable years, the severance payments shall be paid (or commence) on the later of (i) the first business day of such second taxable year or (ii) the eighth calendar day after Executive’s execution of the Release, with the first payment including any amounts that would otherwise be due prior thereto.

(f) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments and benefits described in this Section 7, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise (other than as may be provided under any equity incentive grants pursuant to the Equity Plan) and all other rights of Executive to compensation under this Agreement shall end as of such date.

8. Definitions. For purposes of this Agreement,

(a) “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) “Cause” shall mean, (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable felony offence or any criminal offence involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to perform Executive’s duties hereunder or to follow the lawful direction of the Board or a material breach of fiduciary duty, (iii) Executive’s theft or fraud, or willful dishonesty in a material respect, with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies including the Company’s sexual harassment policy, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by Executive that relates to the affairs of the Company or any of its Affiliates, or (vii) a material breach by Executive of Section 11(a) of this Agreement or a breach by Executive of Section 11(b) of this Agreement. For purposes of clauses (ii), (iv), (v), (vi) and (vii) of this provision, “Cause” shall not exist unless Executive has been given advance written notice of the event of Cause and a thirty (30) day opportunity to cure such event, to the extent such event is curable, and Executive is given the opportunity to appear before the Board with counsel, if desired by Executive. No act or omission on Executive’s part shall be considered

“willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that her action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) 180 days in any twelve-month period or (ii) 90 consecutive days, as determined by a medical physician selected by the Company, and agreed to by Executive.

(d) “Good Reason” shall mean without the Executive’s express written consent, (i) any action by the Company that results in a material and continuing diminution in Executive’s position, authority, duties or responsibilities as Chief Executive Officer of the Company, including without limitation an adverse change in Executive’s title from Chief Executive Officer or a change such that Executive no longer reports directly to the Board, provided that for the avoidance of doubt, in connection with a Change in Control, a position as “Chief Executive Officer” of a subsidiary or division of the Company or another entity, where Executive is not the top executive officer of the ultimate parent company, shall be deemed Good Reason; (ii) a reduction by the Company in Executive’s Base Salary or Target Bonus percentage; (iii) failure to grant the IPO Grant or the first Annual Grant as provided in Section 4(b) hereof, or (iv) failure to nominate Executive for re-election as a member of the Board; (v) a relocation of Executive’s principal place of employment to more than fifty (50) miles from such principal place of employment as of the Effective Date, in each case without Executive’s written consent. For a termination to qualify as termination for Good Reason, Executive must deliver to the Board a written notice specifically identifying in reasonable detail the conduct of the Company which Executive believes constitutes “Good Reason” in accordance with this section within sixty (60) days of Executive’s knowledge of the initial occurrence of each specific event constituting Good Reason and provide the Board and/or the Company at least thirty (30) days to remedy such conduct after receipt of such written notice, and to the extent not cured, Executive must terminate employment within thirty (30) days after such failure to cure.

9. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

10. Resignation as Officer or Director. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned from Executive’s position as an officer of the Company, and to the extent applicable as a member of the board of directors or similar governing body of the Company or any subsidiary, and as a fiduciary of any Company benefit plan and Executive shall relinquish any power of attorney, signing authority, trust authorization or Company account signatory authorization that Executive may hold on behalf of the Company or its Affiliates. In connection with such termination, Executive shall sign all letters of resignation required by the Company to effectuate the foregoing. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating the foregoing.

11. Restrictive Covenants.

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that she will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: this Agreement and its terms, information relating to systems, programs, methods, merchandising, distribution, business plans, practices and procedures, pricing information, sales figures, profit or loss figures, customers, clients, intellectual property, suppliers, technology, sources of supply, customer lists, research, technical data, trade secrets or know-how, software, developments, inventions, processes, inventory and financial control, formulas, drawings, designs, store designs, fit specifications, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 11(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 11(e) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. For purposes of this Section 11, the term “Company” means the Company and/or its Affiliates.

(b) Non-Competition; Non-Solicitation and Non-Hire. As additional consideration for the Company entering into this Agreement, Executive agrees (i) that for a period of twelve (12) months following the date Executive’s employment is terminated, Executive shall not, directly or indirectly, engage in (either as owner, investor, partner, employer, employee, consultant or director) or otherwise perform service for any Competitive Business (as defined below); provided that the foregoing restriction shall not prohibit Executive from owning a passive investment of not more than two percent (2%) of the total outstanding securities of any publicly-traded company and (ii) that for a period of eighteen (18) months following the date Executive’s employment is terminated, Executive shall not, directly or indirectly (1) solicit or cause another to solicit any customers or suppliers of the Company to terminate or otherwise adversely modify their relationship with the Company, or (2) solicit, hire or seek to influence the employment decisions of, any employee of the Company on behalf of any person or entity other than the Company. The term “Competitive Business” means any person, business or entity, operating within a 100 mile radius of the location of any store of the Company, that is, or within 12 months of termination becomes, engaged in any of the following lines of business: the design, manufacture, distribution, marketing, or retail sale of men’s and/or women’s apparel, shoes and/or accessories, or such other line of apparel business in which the Company is engaged or is actively planning to be engaged on the termination date. Notwithstanding the foregoing, Executive shall not be prohibited from being employed or providing services to a Competitive Business that (a) is not a specialty retailer and (b) does not engage Executive in the provision of duties or services related to any of the foregoing lines of business that are competitive with the lines of business in which the Company is engaged or is actively planning to be engaged at the time of Executive’s termination.

(c) Assignment of Inventions. Executive will make full written disclosure to the Company, and hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is engaged as an employee of the Company (collectively referred to as “Inventions”). This duty applies whether or not the forgoing Inventions are made or prepared in the course of employment with the Company, so long as such Inventions relate to the business of the Company and have been developed in whole or in part during the term of Executive’s employment. These Inventions will be the sole and exclusive property of the Company, and Executive will and hereby does assign all Executive’s right, title and interest in such Inventions to the Company. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment arrangement with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Notwithstanding any provision of this Agreement, Executive shall not be required to assign, nor shall Executive be deemed to have assigned, any of Executive’s rights in any Invention that Executive develops entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secrets, except for Inventions that either: (1) relate, at the time that the Invention is conceived or reduced to practice, to the business of the Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

(d) Tolling. In the event of any violation of the provisions of this Section 11, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(e) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 11(e) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

12. Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

13. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 9, 11 and 12 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 9, 11, and/or 12 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in New York to enforce the provisions of Sections 9, 11 and/or 12 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 11, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 7(b)(ii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 11 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

14. Indemnification. Executive shall be covered under the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws in effect from time to time on terms and conditions no less favorable to Executive than those provided to senior executives of the Company generally. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the date of termination of Executive’s employment, providing coverage to Executive that is no less favorable to Executive than the coverage then being provided to other senior executives of the Company generally.

15. Section 280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a third party accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 15 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

16. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

17. Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code (“Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(d) If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

18. Miscellaneous.

(a) Notice. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Madewell Group, Inc.

Address

City, State Zip

To: General Counsel, Madewell Group, Inc.

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records, with a copy to:

Cohen & Buckmann pc

200 Park Avenue – Suite 1700

New York, NY 10166

Attn: Sandra Cohen, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) Assignment. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof except as otherwise set forth herein. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement. The parties hereto and J. Crew have agreed that, upon the Effective Date, the J. Crew Agreement shall be of no further force or effect and the parties shall take all actions necessary prior to the Effective Date to effectuate the foregoing; provided, that if Executive’s 2019 annual bonus payable under the J. Crew Agreement has not been paid as of the Effective Date, Executive shall remain eligible for such payment in accordance with the terms set forth in Section 3(b) of the J. Crew Agreement. Notwithstanding anything set forth herein to the contrary, the parties hereto and J. Crew have agreed that any bonus agreement between the Executive and J. Crew in effect immediately prior to the Effective Date, including but not limited to the Executive’s 2019 Special Bonus Plan Award Agreement dated October 4, 2019, shall remain in full force and effect, and Executive shall remain eligible to receive payments after the Effective Date based on the terms and conditions set forth in the applicable bonus agreement.

(d) Amendment. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) Severability. If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) Headings. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

(h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(i) Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that she is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that she is relying on Executive’s own judgment in doing so, and that she fully understands the terms and conditions contained herein.

(j) Survival. The covenants and obligations of the Company under Sections 7, 12, 13, 14, 15 and 18 hereof, and the covenants and obligations of Executive under Sections 7, 9, 10, 11, 12, 13 and 18 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHINOS HOLDINGS, INC.

By:
By: Lynda Markoe
Title: Chief Administrative Officer

EXECUTIVE

Name: Libby Wadle

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by Madewell Group, Inc. (the “Company”) of the payments set forth in Section 7(b) of my Employment Agreement dated January ___, 2020 with the Company (the “Employment Agreement”), I hereby waive any claims I may have for employment or re-employment in the future by the Company and/or any of its affiliates or subsidiaries after the date on which my employment with the Company terminated (the “Termination Date”), and I further agree to and do release and forever discharge the Company, its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents (the “Releasees”) from any and all suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Waiver and Release of Claims becomes effective and enforceable) and whether known or unknown, arising out of or relating to (i) my employment with any such Releasees, and (ii) the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family Medical Leave Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise (all of the foregoing are collectively referred to herein as “Claims”).

The Release does not include (i) earned but unpaid salary through the Termination Date; (ii) vested benefits under any employee benefit plans sponsored by the Company; (iii) the payment of the severance payments and benefits in the Employment Agreement; (iv) my right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency; (v) coverage or indemnification under the Company’s insurance policies, applicable indemnification agreements, certificates of incorporation, by-laws or a resolution of the Company’s board of directors; (vi) any recovery to which I may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) my rights as an equity holder of the Company; (viii) my right to challenge the validity of the Release under the ADEA; or (ix) any right where a waiver is expressly prohibited by law. For purposes of this Waiver and Release of Claims, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

By signing this Waiver and Release of Claims, I acknowledge and agree as follows:

(1) I have carefully read the Employment Agreement and this Waiver and Release of Claims;

(2) I have had the opportunity to consult with an attorney or other advisor of my choice about this matter, and have been advised by the Company to do so if I choose;

2

(3) the Severance Payments are greater than any other payment or benefit to which I otherwise would have been legally entitled as a result of the termination of my employment;

(4) I have signed this Waiver and Release of Claims of my own free will and no promises or representations have been made to me by any person to induce me to do so other than the Offer Letter;

(5) I have been given twenty-one (21) days to review and consider this Waiver and Release of Claims; and

(6) I may revoke this Waiver and Release of Claims after signing it, by delivering a written revocation to the Company’s General Counsel no later than seven (7) days after the date I sign it as shown below.

Executive’s Signature

Print Name

Date Signed

3